Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 2023 with respect to the audited consolidated financial statements of BaiJiaYun Limited appearing in the transition report on Form 20-F of Baijiayun Group Ltd for the year ended June 30, 2022.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
June 29, 2023